Exhibit 99.2

Qumu Corporation

4th Quarter and Full Year 2019

Conference Call

March 4, 2020

Operator

[Introduction]

Dave Ristow, CFO

Good afternoon everyone, and thank you for joining our fourth quarter and year-end 2019 earnings conference call. After the market closed, we issued a press release announcing our results for the fourth quarter and year ended December 31, 2019, a copy of which is available on the Investor Relations section of our website at www.qumu.com.

We will make certain statements today with respect to our expected financial results, go-to-market strategy, and efforts designed to increase our traction and penetration with customers, as well as our proposed merger with Synacor that was announced on February 11th of 2020.

These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to our SEC filings, specifically our Form 10-K and Form 10-Q, and our financial results press release for a more detailed description of risk factors that may affect our results. Our financial results press release also includes a description of the risk factors that may affect the anticipated timing of the proposed merger, completion of benefits of the proposed merger, anticipated future combined operations and offerings, and expected synergies to be achieved.

During our call today, we will discuss adjusted EBITDA, a non-GAAP financial measure. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. We encourage you to consider all measures when analyzing the company’s performance.

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Please note that in consideration of the anticipated merger with Synacor, which we announced on February 11th, we will not be hosting a question and answer session at the conclusion of our remarks. So with that, I will turn the call over to Vern Hanzlik, President and CEO of Qumu.

Vern Hanzlik, President and CEO

Thank you, Dave, and welcome everyone.

I’d like to open with a few comments, then hand the call back to Dave for more detail on the numbers.

Qumu completed 2019 with year-over-year improvements in revenue, gross margin, adjusted EBITDA, and cash position.

These improvements, combined with having our debt facilities paid off, reflect the fundamental strength of our business.

As you know, Qumu has pivoted its product set toward a SaaS model, giving customers implementation flexibility while building toward a predictable, recurring revenue stream. We are also on a steady drive to build out our partner channel, resulting in notable relationships with organizations like V-Cube in Japan and BT worldwide, among others.

Qumu remains steadfast in our commitment to serve our large enterprise customers, who currently include:

●	72 members of the Forbes Global 2000
●	45 members of the Fortune 500
●	14 of the World’s Most Valuable Brands
●	10 of Forbes’ World’s Best Banks, and
●	The Top 5 Credit Card Companies in the country, based on currently active US accounts.

With that said, as we announced in our preliminary financial release on February 11th, revenue fell short of our 2019 full year and fourth quarter targets. This was due to three large expansion agreements with existing customers for our intelligent delivery solution that were delayed in the contracting process, once again highlighting the lumpiness that can result from our on-premise business.

That said:

●	We have already closed two of the three delayed deals during Q1 of 2020.
●	Also, our gross margin percentage for 2019 was 72%, which compares favorably to the our financial guidance of expected gross margin percentage of high 60s to low 70s.
●	Qumu also finished the year with customer retention at 92%

And, as I mentioned, our cash position remains strong at $10.6 million, having fully repaid our credit facility.

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These metrics underscore the strength of our business and confidence that our customers have in Qumu. Let me take a minute to highlight three key elements that define Qumu:

First – Qumu’s Excellence in Serving the Enterprise

Our ability to retain and grow our high profile customer base is due, in a significant way, to Qumu’s dedicated sales and customer support teams. They are the experts who differentiate Qumu from our competitors because they understand and solve the tough challenges facing large enterprises today. They provide the hands-on guidance and service that these Global 2000 organizations require.

Just last month, we held our annual sales kickoff event as we do every year, and the entire team committed to specific goals that will be important in the near term as well as post-merger. These include:

1.	Adding new enterprise logos to our client base and
2.	Converting on premise customers to hybrid cloud, with the intent of driving an increase in Software-as-a-Service revenue as a percentage of total revenue.

Second – Our Stellar Industry Reputation

Qumu’s superior reputation with video-first customers is not lost on industry analysts, who consistently rank Qumu at the top of their annual Enterprise Video reports. In fact, during the quarter, one of the most respected firms in our arena—Aragon Research—identified Qumu was for the fifth time as a leader in Enterprise Video. And just yesterday, Aragon named Qumu as a Contender for a second straight year in the exploding Web and Video Conferencing space. Qumu’s back-to-back placement as a Contender in the video conferencing space underscores the importance that global organizations are placing on crisis communications, and using video as a substitute for business travel during these uncertain times. Our platform is helping enterprises turn their video conferencing platforms into full-featured streaming, webcasting and content creation engines that enable seamless global communication.

And Third – Our Record of Innovation

Qumu’s innovation in the Enterprise Video space continues at a rapid pace, as we have made our platform highly intelligent, extremely versatile, and easy to integrate—and we can now offer it in an entirely new and innovative way that we are calling Enterprise Video as a Service™.

Qumu’s Enterprise Video as a Service platform is a true, end-to-end solution for creating, managing and delivering live and on demand video across any organization. It allows organizations to manage video securely—and at scale—with comprehensive network health monitoring and end-user engagement analytics. Enterprise Video as a Service is a componentized architecture, which is especially attractive to channel partners who want to add Enterprise Video to their branded offerings.

Now, let me take a minute to highlight another opportunity before us—our planned merger with Synacor, announced on February 11th—which provides further financial strength as we continue to grow and expand globally with a broader SaaS-based collaboration technology and stronger distribution.

First, we expect that the merger, due to close late in the 2nd quarter of 2020, will allow us to extend the use of video through the Qumu platform to a much wider audience, via Synacor’s 1900 partners and 4000+ enterprise clients.

Second, we share a common DNA with Synacor in our focus on software-as-a-service, and on delivering solutions that facilitate collaboration within organizations. This union will allow us to be a vital part of a more comprehensive collaboration technology suite—one which already touches over 100 million business end users across the globe. We will also gain the opportunity to cross-sell Synacor’s Cloud ID product to our very large, security-focused customers in Banking, Finance, Health Care and Government who are faced with the challenge of authenticating tens of thousands of mobile and globally-distributed users.

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With that overview, I’ll now hand the call back over to Dave to provide further financial details for the fourth quarter and full year 2019.

Dave Ristow, CFO

Thank you, Vern.

I’ll begin with a brief commentary on some of our financial highlights.

On a year-over-year basis for the full year 2019:

●	Revenue increased $349,000
●	Gross margins were 72.2%, an improvement of 6.2%
●	Our operating loss was reduced by $1.6 million
●	Customer retention remains strong at 92%
●	Annual recurring revenue increased $1.1 million or 6.4%; and
●	We raised $8.2 million, net, through the issuance of common stock and fully repaid the ESW Capital credit facility.

In greater detail, further highlights are:

o	For the full year 2019 revenue was $25.4 million, compared to 2018 revenue of $25.0 million against 2019’s revenue guidance of $27 million. As Vern mentioned, fourth quarter revenue was less than expected due to several large expansion agreements with existing customers that were delayed in the contracting process.

o	Net loss for 2019 was $(6.5) million compared to the net loss of $(3.6) million for 2018, which compares to net loss guidance of $(5.1) million.

o	Adjusted EBITDA for 2019 was $(2.9) million compared to adjusted EBITDA for 2018 of $(3.5) million, which compares to 2019’s financial guidance of $(1.5) million.

o	Both the unfavorable net loss and adjusted EBITDA guidance misses were driven by the fourth quarter revenue delays.

o	Cash and cash equivalents totaled $10.6 million as of December 31, 2019, compared to $8.6 million as of December 31, 2018.

o	In November 2019, we paid off our ESW debt facility. The principal balance totaled $4.0 million as of December 31, 2018, compared to zero as of December 31, 2019.

Lastly, in consideration of the anticipated merger with Synacor we will not be providing guidance for 2020. For further detail on the anticipated transaction we encourage you to review our recent SEC filings which can be found on the investor section of our website. That concludes my remarks and I’ll turn it back over to Vern for some closing comments.

Now back to Vern.

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Vern Hanzlik, President and CEO

Thanks, Dave.

Closing

To wrap up... Qumu’s underlying business is strong. And we believe the planned merger with Synacor will further amplify our strategy of pivoting the business toward a SaaS model and building a strong partner channel.

Going forward, our focus will be as follows:

1.	To capitalize on our new Enterprise Video as a Service capability.

2.	To stay laser-focused on solving tough problems related to video in the enterprise.

3.	To maintaining customer retention above 90%.

4.	To grow and monetize our existing channel, by building upon established partnerships with BT and others—while positioning Qumu to capitalize on the exciting opportunity ahead of us with the Synacor merger.

5.	To execute on our direct sales strategies and continue to expand our footprint within the existing customer base—while bringing in net new customers within our defined markets. And finally,

6.	To improve our financial results, building on our strong business fundamentals.

That concludes our comments. Thank you again, everyone, for joining us today. Have a great day!

Forward-Looking Statements

This communication contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue and the demand for the Company’s products or software. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

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Other forward-looking statements relating to the merger between Qumu and Synacor also are subject to risks and uncertainties that include, but are not limited to: (i) Synacor or Qumu may be unable to obtain shareholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Synacor or Qumu to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Synacor or Qumu does business, or on Synacor’s or Qumu’s operating results and business generally; (v) Synacor’s or Qumu’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Synacor or Qumu may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) the estimated financial results of each company for 2019 may not be representative of the combined company’s results for 2020 or any future period; (x) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Synacor are set forth in its filings with the Securities and Exchange Commission, including Synacor’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov.

The forward-looking statements in this communication speak only as of the date of this communication. Except as required by law, Qumu assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Synacor and Qumu, Synacor intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Synacor and Qumu and other documents concerning the proposed merger with the SEC. The definitive proxy statement will be mailed to the stockholders of Synacor and Qumu in advance of the meeting. BEFORE MAKING ANY VOTING DECISION, SYNACOR’S AND QUMU’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF SYNACOR AND QUMU WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Synacor and Qumu, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Synacor and Qumu make available free of charge at www.synacor.com and www.qumu.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

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Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Synacor, Qumu and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Synacor and Qumu in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Synacor’s directors and executive officers in Synacor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 14, 2019, and its definitive proxy statement for the 2019 annual meeting of stockholders, which was filed with the SEC on April 5, 2019. Security holders may obtain information regarding the names, affiliations and interests of Qumu’s directors and executive officers in Qumu’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 15, 2019, and its definitive proxy statement for the 2019 annual meeting of shareholders, which was filed with the SEC on April 9, 2019. To the extent the holdings of Synacor securities by Synacor’s directors and executive officers or the holdings of Qumu securities by Qumu’s directors and executive officers have changed since the amounts set forth in Synacor’s or Qumu’s respective proxy statement for its 2019 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Synacor’s website at www.synacor.com and Qumu’s website at www.qumu.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

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